Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140 William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
NORTHWEST BANCSHARES, INC. TO COMMENCE SECOND STEP CONVERSION AND OFFERING
Warren, Pennsylvania — November 12, 2009
Northwest Bancorp, Inc. (Nasdaq: NWSB) announced today that Northwest Bancshares, Inc., the proposed holding company for Northwest Savings Bank, and Northwest Bancorp, MHC have received conditional regulatory approval to commence the second step conversion and offering. Northwest Bancorp, Inc. also announced today that the registration statement relating to the sale of common stock of Northwest Bancshares, Inc. has been declared effective by the Securities and Exchange Commission.
Northwest Bancshares, Inc. is offering for sale the 63.0% ownership interest currently owned by Northwest Bancorp, MHC in Northwest Bancorp, Inc. which is equivalent to between $539.8 million and $730.3 million, or between 53,975,000 and 73,025,000 shares of common stock at $10.00 per share. Northwest Bancshares, Inc. may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $839.8 million or 83,978,750 shares, as a result of market demand, regulatory considerations or changes in financial markets. The number of shares to be sold in the offering and issued to public stockholders in the exchange is based on an independent appraisal of the estimated pro forma market value of Northwest Bancshares, Inc. at August 28, 2009.
The subscription and community offerings are expected to begin November 12, 2009 and expected to expire at 4:00 p.m., Eastern Time, on December 3, 2009. Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering that will commence at a later date.
At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Northwest Bancorp, Inc. will be exchanged for between 1.7632 and 2.3855 shares of Northwest Bancshares, Inc., subject to a 15% increase to 2.7433 shares, based on the independent appraisal. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Northwest Bancshares, Inc. will be 100% owned by public stockholders.
The completion of the conversion and offering is subject to, among other things, selling a minimum of 53,975,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of Northwest Savings Bank as of October 26, 2009, and receipt of the approval of the stockholders of Northwest Bancorp as of October 30, 2009.

Northwest Bancshares, Inc. has established a Stock Information Center to handle inquiries of its depositors and shareholders with respect to the subscription and community offerings. The Stock Information Center will open on November 16, 2009. The Stock Information Center’s telephone number is (800) 697-2126. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Monday through Friday. A copy of the prospectus relating to the subscription and community offerings may be obtained from the Stock Information Center.
Community Meetings will be held on November 19, 2009 at 7pm at Sheraton North, 910 Sheraton Drive, Mars, PA, and on November 23, 2009 at 7pm at the Clarion Hotel Bel-Aire, 2800 W 8th Street, Erie, PA and on November 24, 2009 at 7pm at the Holiday Inn, 210 Ludlow Street, Warren, PA. If you would like to attend one of the community meetings, please call the Stock Information Center at (800) 697-2126 to make your reservation.
Stifel, Nicolaus & Company, Incorporated is assisting Northwest Bancshares, Inc. in selling its common stock in the subscription and community offerings on a best efforts basis.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community-banking locations in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services. The Company also operates 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bancorp, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.
Forward Looking Statements — This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northwest Bancshares, Inc., Northwest Bancorp, Inc. and Northwest Savings Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Northwest Savings Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Northwest Bancshares, Inc., Northwest Bancorp, Inc. and Northwest Savings Bank’s operations.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Northwest Bancorp, Inc. has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Northwest Bancorp, Inc. are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Northwest Bancorp, Inc. free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Northwest Bancorp, Inc. are available free of charge from the Corporate Secretary of Northwest Bancorp, Inc. at Northwest Bancorp, Inc., 100 Liberty Street, P.O. Box 128, Warren, Pennsylvania 16365, Attention: Corporate Secretary.
The directors, executive officers, and certain other members of management and employees of Northwest Bancorp, Inc. are participants in the solicitation of proxies in favor of the conversion from the stockholders of Northwest Bancorp, Inc. Information about the directors and executive officers of Northwest Bancorp, Inc. is included in the proxy statement/prospectus filed with the SEC.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.